BofA Finance LLC
Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Bank of America
Filed pursuant to Rule 433
Registration Statement No 333-213265
Terms of the Notes
The Notes provide you a 1:1 return if the Ending Value of the Underlying, which is the S&P 500® Daily Risk
Control 5% USD Excess Return Index, is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value, you will receive the principal amount. It is possible that you may not receive a return on your investment. The Notes will not pay interest. At maturity, you will receive the Redemption
Amount, calculated as described under “Redemption Amount Determination”.
Issuer: BofA Finance LLC (“BofA Finance”)
Guarantor: Bank of America Corporation (“BAC”)
Term: Approximately 5 years
Underlying: The S&P 500® Daily Risk Control 5% USD Excess Return Index
Pricing and Issue
Dates*: November 22, 2019 and November 27, 2019, respectively
Underlying Return: ??Ending Value - Starting Value??
Starting Value
Initial Estimated Value
Range: $930.00 - $960.00 per Note.
Underwriting
Discount:* $30.00 (3.00% of the public offering price) per Note.
CUSIP: 09709TXD8
Preliminary Pricing
Supplement:
https://www.sec.gov/Archives/edgar/data/70858/000089109219012257/e7267_424b2.htm.
* Subject to change
Redemption Amount Determination
Hypothetical Payout Profile
Underlying Return
Redemption Amount
per Note
Return on the Notes
60.00% $1,600.00 60.00%
50.00% $1,500.00 50.00%
40.00% $1,400.00 40.00%
30.00% $1,300.00 30.00%
20.00% $1,200.00 20.00%
10.00% $1,100.00 10.00%
0.00% $1,000.00(1) 0.00%
-10.00% $1,000.00 0.00%
-20.00% $1,000.00 0.00%
-30.00% $1,000.00 0.00%
-40.00% $1,000.00 0.00%
-50.00% $1,000.00 0.00%
-100.00% $1,000.00 0.00%
(1) Subject to our credit risk, the minimum Redemption Amount for the notes is equal to the principal amount.
Yes No
You will receive:
$1,000 + ??$1,000 x Underlying Return??
You will receive:
$1,000
Is the Ending Value greater than the Starting Value?
7270 - 1 LOT 1

BofA Finance LLC
Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Bank of America
Filed pursuant to Rule 433
Registration Statement No 333-213265
Risk Factors
• You may not earn a return on your investment.
• The Notes do not bear interest.
• Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
• Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
• The public offering price you pay for the Notes will exceed their initial estimated value.
• We cannot assure you that a trading market for your Notes will ever develop or be maintained.
• The Redemption Amount will not reflect changes in the level of the Underlying other than on the
Observation Dates.
• The publisher of the S&P 500® Index and the Underlying may adjust the S&P 500® Index or the
Underlying in a way that affects the levels of the Underlying, and the publisher has no obligation to consider your interests.
• Notwithstanding that the title of the Underlying includes the phrase “Risk Control,” the
Underlying may underperform the S&P 500® Total Return Index and there is no guarantee that the Underlying will achieve the 10% volatility target.
• The Underlying may be subject to increased volatility due to the use of leverage.
• The Underlying may be subject to borrowing costs due to the use of leverage, which will reduce the return on the Underlying relative to the S&P 500® Total Return Index
• Controlled volatility does not mean the Underlying will have lower volatility than the S&P 500®
Total Return Index.
• Low volatility does not necessarily mean low risk.
• The Underlying may not outperform the S&P 500® Total Return Index. There may be overexposure to the S&P 500® Total Return Index in bear markets or underexposure in bull markets.
• There may be overexposure to the S&P 500® Total Return Index in bear markets or underexposure in bull markets.
• The Underlying is an excess return index and therefore its performance will reflect borrowing costs.
• The cost of borrowing is ignored when determining how much money to borrow, even if a prudent investor would choose not to borrow money to invest in the S&P 500® Total Return
Index at such time.
• The Underlying has limited actual historical information.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.
This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Preliminary
Pricing Supplement dated November 7, 2019, Product Supplement EQUITY-1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary Pricing Supplement.
Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and Prospectus if you so request by calling toll-free at 1-800-294-1322.
7270 - 2 LOT 1